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Exhibit 21

Subsidiaries & Affiliates of Alternative Resources Corporation

        Alternative Resources Corporation Subsidiaries & Affiliates

Name	State of Incorporation
ARC Service, Inc.	Delaware
ARC Solutions, Inc.	Delaware
ARC Midholding, Inc.	Delaware
ARC Technology Management, LLC	Delaware
ARC Staffing Management, LLC	Delaware
ARC Shared Services, LLC	Delaware

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  Exhibit 21
Subsidiaries & Affiliates of Alternative Resources Corporation